Exhibit 99.1

Solar3D Names Tracy Welch as Chief Financial Officer

Financial executive brings extensive energy industry experience with an emphasis on acquisitions

SANTA BARBARA, CA--(Marketwired - February 10, 2015) - Solar3D, Inc. (SLTD), a leading solar power company and the developer of a proprietary high efficiency solar cell, announcing today that it has hired Tracy Welch as Chief Financial Officer (CFO), effective immediately.

Welch joins Solar3D after holding CFO and Treasurer roles at several large private and publicly held companies, including multi-billion dollar energy companies KN Energy and Smith International, and food giant, Schwan's. Welch's responsibilities while leading publicly traded companies include, among others, financing acquisitions, developing financial departments, post acquisition integration, safety and risk management, and ultimately driving revenue and profit optimization. During his career Welch has overseen the successful raise of billions in capital through private and public debt offerings.

Welch is an ideal fit for Solar3D due in large part to his extensive energy industry experience, and his reputation for successfully evaluating, financing and integrating acquisitions. During his career, Welch has completed 36 transactions ranging in size from $10 million to $500 million, and has been largely responsible for the financial assimilation and integration of those companies into the parent organization.

"We are thrilled that Tracy has joined Solar3D during this period of explosive growth," said Jim Nelson, CEO of Solar 3D. "Known for his strong financial leadership and expertise in completing and integrating acquisitions, we feel that Tracy is a perfect fit for the Company as we continue to pursue our growth-by-acquisition model. This addition adds yet another recognized industry leader to the Solar3D team, as we grow in both size and revenue."

"Solar3D's impressive trajectory and growth model made this an ideal opportunity for me, and an offer that I was pleased to accept," said Tracy Welch, CFO of Solar3D. "Through both its technology and operating divisions, Solar3D has positioned itself as one of the fastest growing companies within the booming solar industry. I look forward to supporting the Company's expansive growth and revenue generation plans as we continue to establish Solar3D as a top tier brand for customers and investors."

About Solar3D, Inc.

Solar3D is a leading provider of solar power solutions and the developer of a proprietary high efficiency solar cell. The company's SUNworks division focuses on the design, installation and management of solar power systems for commercial, agricultural and residential customers. SUNworks is one of the fastest growing solar systems providers in California and has delivered hundreds of 2.5 kilowatt to 1-megawatt commercial systems and has the capability of providing systems as large as 25 megawatts. Solar3D's technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

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Eric Fischgrund
FischTank Marketing and PR
eric@fischtankpr.com